EXHIBIT 99.1:

For Immediate Release:	Contacts:	Julie S. Ryland
Wednesday, December 13, 2006		205.326.8421

Energen Affirms 2007 Earnings Guidance

BIRMINGHAM, Ala. — Energen Corporation (NYSE: EGN) announced today that it has completed its 2007 budget process and is affirming its 2007 earnings guidance range of $3.80-$4.20 per diluted share.

Key assumptions in Energen’s 2007 budget are:

•	Existing hedge position covering approximately 70 percent of estimated 2007 production

•	Assumed prices for unhedged natural gas, oil and natural gas liquids (NGL) production of $8 per thousand cubic feet (Mcf), $60 per barrel and 78 cents per gallon, respectively

•	Production of 95 billion cubic feet equivalent (Bcfe)

•	Capital spending of $334 million, including $274 million by Energen Resources Corporation (ERC), the Company’s oil and gas subsidiary, and $60 million by Alagasco, Energen’s natural gas utility

•	An average DD&A rate at ERC of $1.08 per Mcf equivalent (Mcfe)

•	Lease operating expense at ERC, including production taxes, of $2.14 per Mcfe

•	Alagasco’s earning within its allowed range of return on average equity of approximately $300 million

•	Average diluted shares outstanding of 72.4 million

Management Comments

“We are looking forward to the start of what should be another record earnings year for Energen,” said Mike Warren, chairman and chief executive officer. “Some 70 percent of our estimated production in 2007 is already hedged, and that factor alone removes a great deal of uncertainty associated with our earnings potential.

“While production in 2007 will likely be flat relative to 2006, our significant level of activity devoted to developing our proved undeveloped reserves during 2007 sets the stage for future production growth. Our work in 2007 will be enhanced further in 2008 and 2009 as we accelerate development of our probable and possible reserves,” Warren added. “Building on our estimated 95 Bcfe of production in 2007, we estimate that 2008 production will range from 97-99 Bcfe and that 2009 production will exceed 100 Bcfe.”

“I would emphasize that none of our estimates include potential production from our stake in multiple shale plays in Alabama,” added James McManus, president of Energen and ERC. “We are very pleased to be working with Chesapeake Energy in the exploration of Alabama shales. ERC’s net lease position now exceeds 100,000 acres, and we expect to continue leasing acreage in the coming months as we work with Chesapeake to map out plans for testing.”

2007 Hedge Position

Energen Resources’ 2007 hedge position by commodity is as follows:

Commodity	Hedge Vols.	Est. 2007 Production	% Hedged	NYMEX-equiv. price
Natural Gas	42.6 Bcf	62.1 Bcf	69%	$8.93 per Mcf
Oil	2.7 MMBbl	3.8 MMBbl	71%	$69.09 per barrel
NGL	44.9 MMgal	71.0 MMgal	63%	$0.93 per gallon

Energen Resources’ 2007 natural gas hedge position by hedge type is as follows:

Hedge Type	Volumes (Bcf)	Assumed Basis	Price/Mcf (NYMEX equiv)
NYMEX Hedges	13.2	—	$9.27
San Juan Basin-specific	26.0	$1.00	$8.67
Permian Basin-specific	0.4	$0.79	$8.02
SNG-Louisiana	3.0	—	$9.72

Energen Resources’ 2007 oil hedge position by hedge type is as follows:

Hedge Type	Volumes (MBbl)	Assumed Differential	Price/Barrel (NYMEX equiv)
NYMEX Hedges	348	—	$75.42
Sour Oil (WTS)	2,368	$4.78	$68.16

Average oil and gas revenues per unit of production for ERC’s production associated with NYMEX contracts as well as for unhedged production will reflect the impact of basis differentials. Average NGL revenue per unit of production will be net of transportation and fractionation fees.

For production associated with basin-specific contracts, ERC will receive the contracted hedge price. Energen typically hedges basis differentials where applicable. In the tables above, the basin-specific contract prices were converted for comparability purposes to a NYMEX-equivalent price by adding to them ERC’s assumed basis differentials.

A breakdown of ERC’s estimated 2007 production and hedge position by region and commodity is shown below.

	San Juan Basin		Permian Basin		Black Warrior Basin		Other
	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged	Volumes	% Hedged
Gas (Bcf)	36.4	71%	3.9	11%	14.8	84%	7.0	54%
Oil (MMBbl)	0.1	—	3.7	74%	—	—	0.0	—
NGL (MMgal)	56.3	80%	14.7	—	—	—	—	—

Total (Bcfe)	45.0	72%	28.1	60%	14.8	84%	7.2	52%

Earnings Sensitivities to Commodity Price Changes

Given ERC’s current hedge position for 2007 and using the price assumptions given above for the Company’s unhedged production, changes in commodity prices are estimated to have the following impact on Energen’s 2007 earnings:

•	Every 10-cent change in the average NYMEX price of gas from $8.00 represents an estimated net income impact of approximately $0.9 million (1.2 cents per diluted share).

•	Every $1.00 change in the average NYMEX price of oil from $60.00 per barrel represents an estimated net income impact of approximately $515,000 (0.7 cents per diluted share).

•	Every 1-cent change in the average price of liquids from $0.78 per gallon represents an estimated net income impact of approximately $105,000 (0.1 cents per diluted share).

Price-related events such as substantial basis differential changes could cause earnings sensitivities to be materially different from those outlined above.

Capital Spending Plans

Energen Resources is planning to invest in 2007 approximately $256 million in development capital.

•	Approximately $108 million is slated for development activities in the Permian Basin, including the drilling of 162 net wells (injector and producing).

•	Approximately $101 million is estimated for development activities in the San Juan Basin; the 61 net wells to be drilled include 27 net horizontal wells and 15 net sidetracks.

•	Approximately $20 million is slated for drilling 57 net wells in the Black Warrior Basin.

•	Approximately $26 million is expected to be spent in North Louisiana/East Texas for development activities, including the drilling of 8 net wells.

This release contains statements expressing expectations of future plans, objectives and performance that constitute forward-looking statements made pursuant to the Safe Harbor provision of the Private Securities Litigation Reform Act of 1995. Except as otherwise disclosed, the Company’s forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. All statements based on future expectations rather than on historical facts are forward-looking statements that are dependent on certain events, risks and uncertainties that could cause actual results to differ materially from those anticipated. In addition, the Company cannot guarantee the absence of errors in input data, calculations and formulas used in its estimates, assumptions and forecasts. A more complete discussion of risks and uncertainties that could affect future results of Energen and its subsidiaries is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Energen Corporation is a diversified energy holding company with headquarters in Birmingham, AL. Its two lines of business are the acquisition and development of domestic, onshore natural gas, oil and NGL reserves and natural gas distribution in central and north Alabama. Energen Resources has approximately 1.7 trillion cubic feet equivalent of proved reserves in the San

Juan, Permian and Black Warrior basins and in the North Louisiana/East Texas area. More information is available at www.energen.com.

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